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                                     AMENDMENT TO

                                 CERTIFICATE OF TRUST

                                          OF

                          SAFECO INSTITUTIONAL SERIES TRUST


This Amendment to the Certificate of Trust of SAFECO Institutional Series Trust, a business trust registered under the Investment Company Act of 1940, as amended, filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. tit. 12, Section 3801 et seq.) sets forth the following:

    1.   The name of the trust is: SAFECO Institutional Series Trust (the
         "Trust").

    2. Amendment: The name of the Trust is hereby amended to SAFECO Managed Bond Trust

    3.   Effective Date of Amendment: September 30, 1996.

    4. Notice is hereby given that the Trust consists of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series.


    This Amendment to the Certificate of Trust is executed this 19th day of September, 1996, in Seattle, Washington, upon the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to the undersigned trustee's belief or knowledge.



                                        /s/ David F. Hill
                                        --------------------------------
                                        David F. Hill, as Trustee and not
                                        individually